Exhibit 99.1

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                                                         1025 Eldorado Boulevard
                                                      Broomfield, Colorado 80021
                                                                  www.Level3.com

                                                                    NEWS RELEASE


Level 3 Contacts:

Media:            Josh Howell                       Investors:        Robin Grey
                  720-888-2517                                      720-888-2518

                  Chris Hardman                                  Valerie Finberg
                  720-888-2292                                      720-888-2501



                   Level 3 Reports First Quarter 2007 Results

                   Integration of Acquired Companies on Track

                     Continued Core Services Revenue Growth

Financial and Business Highlights
o    Consolidated Revenue of $1.056 billion
o    Net Loss of $647 million, or $0.44 per share
o    Consolidated Adjusted EBITDA of $170 million
o    Completed acquisitions of Broadwing Corporation and the SAVVIS CDN business

BROOMFIELD, Colo., April 26, 2007 -- Level 3 Communications, Inc. (NASDAQ: LVLT) reported consolidated revenue of $1.056 billion for the first quarter 2007, compared to consolidated revenue of $846 million for the fourth quarter 2006.

The net loss for the first quarter 2007 was $647 million, or $0.44 per share, compared to a net loss of $237 million, or $0.20 per share, for the previous quarter. Included in the net loss for the first quarter 2007 was a $427 million loss or $0.29 per share on the extinguishment or refinancing of approximately $3.0 billion of long-term debt during the quarter. Included in the net loss for the fourth quarter 2006 was a $54 million loss on the extinguishment or refinancing of $497 million of long-term debt, or $0.05 per share.

"We are pleased with our results for the first quarter, particularly with the substantial progress we made in reducing and restructuring our long-term debt and the integration of our acquired businesses, as well as the continued revenue growth from our core services," said James Q.

Crowe, CEO of Level 3. "We met or exceeded all guidance measures this quarter, and believe we will see continued revenue and EBITDA growth as a result of customer demand, strong sales and the benefit of our integration activities going forward."

Consolidated Adjusted EBITDA(1) was $170 million in the first quarter 2007, compared to $189 million for the fourth quarter 2006.

First Quarter 2007 Financial Results

Metric                                                                Consolidated          First Quarter
($ in millions)                                                       First Quarter         Projections(1)
Revenue                                                               Results
         Core Communications                                          $870                  $860-$880
         Other Communications                                         $84                   $80-$85
         SBC Contract Services                                        $83                   $60-$80
     Total Communications Revenue                                     $1,037                $1,000-$1,045
     Other Revenue                                                    $19
Total Consolidated Revenue                                            $1,056
Consolidated Adjusted EBITDA (2)(3)                                   $170                  $150-$170
Capital Expenditures                                                  $155
Unlevered Cash Flow (3)                                               $(69)
Free Cash Flow (3)                                                    $(248)
Communications Gross Margin (3)                                       57%
Communications Adjusted EBITDA Margin (3)                             16%

     (1)  Projections issued February 8, 2007
     (2) Consolidated Adjusted EBITDA excludes $24 million in non-cash compensation expense for the first quarter 2007 and includes $4 million of cash restructuring charges.
     (3) See schedule of non-GAAP metrics for definition and reconciliation to GAAP measures

Communications Business
Revenue
Communications revenue for the first quarter 2007 increased 25 percent to $1.037 billion, versus $830 million for the previous quarter. Communications revenue increased primarily as a result of the inclusion of the results of the Broadwing Corporation acquisition and growth in Core Services revenue, offset by declines in Other Communications Services revenues and SBC Contract Services revenue. The company recognized less than $1 million in termination revenue in its Core Communications Services revenue during the first quarter 2007, compared to $8 million in termination revenue during the fourth quarter 2006.

Communications Revenue                               Quarter ended           Quarter ended     Percent
($ in millions)                                     March 31, 2007       December 31, 2006      Change
   Transport and Infrastructure                               $406                    $315         29%
   IP and Data                                                $144                     $92         57%
   Voice                                                      $289                    $178         62%
   Vyvx                                                        $31                     $34        (9%)
Total Core Communications Services                            $870                   $ 619         41%

Other Communications Services                                  $84                     $95       (12%)

SBC Contract Services                                          $83                    $116       (28%)

Total Communications Revenue                                $1,037                    $830         25%

     (1)  Communications revenue for the first quarter includes approximately
          $236 million from Broadwing and $3 million from the SAVVIS CDN business.

Core Communications Services
Core Communications Services revenue, which includes transport and infrastructure, IP and Data, Voice and Vyvx services, increased quarter over quarter by 41 percent. The increase was due to the benefit of revenue from Broadwing and the Content Distribution Network (CDN) business and growth in voice, colocation and IP services. Excluding the benefit of revenue from Broadwing and the acquired CDN business in the first quarter and $8 million of termination revenue in the fourth quarter 2006, Core Communications Services revenue increased approximately 3 percent in the first quarter.

In the first quarter 2007, the percent of Core Communications Services revenue by each market group was as follows:

o Wholesale Markets Group - 58 percent, with strong customer demand coming primarily from cable and wireless service providers.
o Business Markets Group - 26 percent, with a focus on selling on-net core services to enterprise customers with advanced network needs.
o Content Markets Group - 10 percent, including the benefit of acquired CDN revenues, as well as continued demand from internet and portal customers, broadcast service providers and satellite companies.
o European Markets Group - 6 percent, with continuing demand from content, cable and carrier customer segments.

Other Communications Services
Other Communications Services revenue declined 12 percent to $84 million during the quarter, primarily as a result of expected declines in managed modem services.

SBC Contract Services
SBC Contract Services revenue declined by 28 percent to $83 million quarter over quarter. Fourth quarter 2006 revenue included a year-end performance bonus of $12.5 million.

As previously disclosed, SBC has announced its intention to migrate the services provided under the agreement to its own network facilities in accordance with terms previously negotiated by

WilTel Communications, LLC (WilTel), a company subsequently acquired by Level 3. Under the terms of this agreement, SBC agreed to pay WilTel a minimum amount of gross margin regardless of the actual revenue generated under the contract. Accordingly, while the company expects future SBC Contract Services quarterly revenue will be difficult to predict, the gross margin contribution over time is fixed. As of the end of the first quarter, there was approximately $37 million of gross margin commitment remaining on the contract through 2007 and an additional $75 million for 2008 through 2009.

Deferred Revenue
The communications deferred revenue balance increased to $939 million at the end of the first quarter 2007, compared to $895 million at the end of the fourth quarter 2006. More than 70 percent of the increase was from new indefeasible rights of use (IRU) sales during the quarter primarily to government and wireless customers. The remainder of the increase came from the acquisition of Broadwing.

Cost of Revenue
Communications cost of revenue for the first quarter 2007 increased to $450 million, versus $311 million in the previous quarter. Cost of revenue increased during the quarter primarily due to the addition of Broadwing network expenses, partially offset by a reduction in third-party lease costs due to the benefit of integration efforts and a reduction in expenses associated with supporting the SBC contract.

Communications Gross Margin(1) was 57 percent for the first quarter 2007, versus 63 percent for the fourth quarter 2006. The decrease in communications gross margin is primarily attributable to the lower margin revenue from Broadwing, partially offset by the reduction in lower margin SBC Contract Services revenue.

Selling, General and Administrative (SG&A) Expenses
Communications SG&A expenses were $439 million for the first quarter 2007, versus $365 million for the previous quarter. The first quarter 2007 and fourth quarter 2006 Communications SG&A expenses include $24 million and $32 million, respectively, of non-cash compensation expense. SG&A expenses increased in the first quarter 2007 primarily due the addition of expenses associated with Broadwing and the acquired CDN business.

Adjusted EBITDA
Adjusted EBITDA(1) for the communications business decreased to $168 million for the first quarter 2007, compared to $186 million for the previous quarter. Communications Adjusted EBITDA declined in the period primarily due to the absence of the annual SBC performance bonus of $12.5 million and termination revenue of $8 million each of which were recognized in the fourth quarter 2006, the decline of Other Communications Services revenue and SBC Contract Service revenue, as well as the increase in SG&A expenses related to planned integration activities in the first quarter 2007. This decline was partially offset by the benefit of Adjusted EBITDA from Broadwing and growth in Core Communications Services revenue.

First quarter Communications Adjusted EBITDA excludes $24 million of non-cash compensation expense and includes a $4 million restructuring charge associated with reductions in workforce as part of the company's integration efforts. Fourth quarter 2006 Communications Adjusted EBITDA excludes $32 million of non-cash compensation expense.

Consolidated Cash Flow and Liquidity
During the first quarter 2007, Unlevered Cash Flow(1) was negative $69 million, versus positive $65 million for the previous quarter. Consolidated Free Cash Flow for the first quarter 2007 was negative $248 million, versus negative $29 million for the previous quarter, resulting primarily from higher net cash interest expense, higher working capital uses, lower Consolidated Adjusted EBITDA, and higher capital expenditures. Net cash interest expense for the first quarter 2007 was $179 million.

Working capital uses increased in the first quarter primarily due to prepayments of software maintenance and contractual prepayments to equipment vendors, bonus payments, payments against purchase price liabilities associated with acquisitions, and reductions in accounts payable. Increases in accounts receivable were offset by increases in deferred revenue. The company expects Consolidated Free Cash Flow to improve significantly in the remaining three quarters of 2007 versus the first quarter of 2007 as a result of lower cash interest expense, sharply lower working capital needs, improving Consolidated Adjusted EBITDA and cost efficiencies resulting from ongoing integration of acquired companies.

As of March 31, 2007, the company had cash and marketable securities of approximately $892 million.

Integration Update
"In the first quarter, we made significant progress on our integration of acquired companies, with our primary focus of maintaining sales and revenue growth momentum," said Kevin O'Hara, president and COO of Level 3. "We are slightly ahead of schedule in terms of overall integration work to be completed this year, including overall integration-related reductions in workforce. We are also on track to deliver overall integration related expense reductions, which earlier in the year we disclosed would be $200 million of network and operating expenses on an annualized basis.

"We have completed the reorganization of our combined sales force and have trained the sales force on the full portfolio of our services. From a network perspective, we have completed the majority of the metro company and Broadwing transport and IP interconnects and expect to be substantially complete with this activity in the third quarter of 2007. Network operations center consolidation is ahead of schedule, and we expect to be complete with the activity during the second quarter. We made good progress in rationalizing certain network and operational processes and systems and retired numerous duplicative acquired applications. Data center consolidation is also progressing according to plan, with much of the work on track to be completed in 2008."

Corporate Transactions
Acquisitions
On January 3, 2007, Level 3 completed the purchase of Broadwing. Under the terms of the agreement, Level 3 paid Broadwing stockholders $8.18 of cash plus 1.3411 shares of Level 3 common stock for each share of Broadwing common stock outstanding at closing. In total, Level 3 paid approximately $744 million of cash and issued approximately 123 million shares of common stock. In addition, during the first quarter, $179 million of Broadwing's outstanding debentures were converted by the holders thereof pursuant to their terms into approximately 17 million shares of Level 3 common stock and $105 million in cash. The remaining $1 million of debentures was tendered to Level 3 pursuant to the change of control offer made by Level 3 after completion of the acquisition

On January 23, 2007, Level 3 completed the acquisition of the CDN business assets from SAVVIS. Level 3 paid $132.5 million in cash to acquire certain assets, including network elements, customer contracts, and intellectual property used in the SAVVIS' CDN business.

On April 4, 2007, Level 3 purchased certain assets from AT&T Corporation that were ordered divested as a result of the merger between AT&T and SBC Communications Inc. The acquired assets consist of IRUs for dark fiber connections to over 200 buildings and more than 1,600 metro route miles in six markets where AT&T was required to divest certain assets. Level 3 will acquire the divested fiber assets in Detroit, Hartford, Kansas City, Milwaukee, San Francisco and St. Louis. Under the terms of the agreement, Level 3 has the right to add new buildings to the acquired assets.

Capital Markets Activity
In January 2007, in two separate transactions, Level 3 exchanged a total of $605 million in aggregate principal amount of its 10% Convertible Senior Notes due 2011 for approximately 196.8 million shares of Level 3's common stock. The company recorded a $177 million loss in the first quarter on these transactions.

In February 2007, Level 3's wholly owned subsidiary, Level 3 Financing, Inc. issued $700 million aggregate principal amount of its 8.75% Senior Notes due 2017 and $300 million aggregate principal amount of its Floating Rate Senior Notes at LIBOR + 375 bps due 2015, in private transactions.

In March 2007, Level 3 Financing refinanced its senior secured credit agreement. The effect of this transaction was to increase the amount of senior secured debt from $730 million to $1.4 billion, reduce the interest rate on that debt from LIBOR + 300 bps to LIBOR + 225 bps and extend the final maturity from 2011 to 2014. The company recognized a $10 million loss on this transaction related to unamortized debt issuance costs.

During the quarter, Level 3 also redeemed $722 million aggregate principal amount and repurchased $941 million aggregate principal amount of debt due 2008 to 2011. The company recognized a $240 million loss associated with the redemptions and repurchases in the first quarter. The cash portion of the loss on redemptions and tenders in the first quarter totaled $165 million and the remaining $75 million consisted of unamortized debt issuance costs and discounts.

As of March 31, 2007, the company had long-term debt of approximately $6.8 billion.

"With the improvements in operating performance, we were able to refinance the substantial majority of non-convertible senior notes outstanding at Level 3 Communications, Inc.," said Sunit Patel, CFO of Level 3. "The refinancing materially reduced our average cost of debt and extended our debt maturity profile."

2007 Business Outlook
"We are pleased with the continued growth in revenue and sales activity in the first quarter," said Patel. "We expect continued strong Core Communications Services revenue growth in the second quarter. As such, we are projecting Total Communications Revenue of $1,000-$1,045 million in the second quarter. As we begin to see additional benefits of merger-related synergies, we are projecting Consolidated Adjusted EBITDA to increase to $180-$200 million in the quarter. Additionally, we are reaffirming our previously disclosed full-year guidance for 2007 and 2008."

                                                             Second
Metric                                                    Quarter 2007              2007 Full Year Projections
($ in millions)                                           Projections
Core Communications Services revenue                      $890-$910                 $3,600-$3,800
Other Communications Services revenue                     $65-$70                   $245-$285
SBC Contract Services                                     $45-$65                   $180-$220
Total Communications Revenue                              $1,000-$1,045             $4,025-$4,305
Consolidated Adjusted EBITDA                              $180-$200                 $860-$920
Consolidated Capital Expenditures                         N/A                       $600-$650
Consolidated Capital Expenditures
Net Cash Interest Expense (1)                             N/A                       $500


(1) Includes approximately $45 million in interest income.

Summary
"We delivered a solid quarter, and our merger integration efforts are on target," said Crowe. "We are encouraged by the continued strong industry environment, and believe we are well-positioned to take advantage of the growing demand for bandwidth and the rapid migration of applications and content to Internet-based distribution."

Conference Call and Web Site Information
Level 3 will hold a conference call to discuss the company's first quarter results at 10 a.m. EDT today. To join the call, please dial 612-332-0636. A live broadcast of the call can also be heard on Level 3's Web site at www.level3.com/investor_relations/index.html. An audio replay of the call will be accessible on the company's Web site or by dialing 320-365-3844; access code 868890. An archived webcast of the first quarter conference call together with the press release, financial statements and non-GAAP reconciliations may also be accessed at www.level3.com/investor_relations/index.html.

About Level 3 Communications
Level 3 Communications, Inc (NASDAQ: LVLT), an international communications company, operates one of the largest Internet backbones in the world. Through its customers, Level 3 is the primary provider of Internet connectivity for millions of broadband subscribers. The company provides a comprehensive suite of services over its broadband fiber optic network including Internet Protocol (IP) services, broadband transport and infrastructure services, colocation services, voice services and voice over IP services. These services provide building blocks that enable Level 3's customers to meet their growing demands for advanced communications solutions. The company's Web address is www.Level3.com.

"Level 3 Communications," "Level 3" and the Level 3 Communications logo are registered service marks of Level 3 Communications, Inc. in the United States and/or other countries. Any other product and company names herein may be trademarks of their respective owners. Level 3 services are provided by wholly owned subsidiaries of Level 3 Communications, Inc.

Forward-Looking Statement
Some of the statements that we make in this press release are forward looking in nature. These forward looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside our control, which could cause actual events to differ materially from those expressed or implied by the statements. The most important factors that could prevent us from achieving our stated goals include, but are not limited to our ability to: successfully integrate acquisitions; increase the volume of traffic on our network; defend our intellectual property and proprietary rights; develop new products and services that meet customer demands and generate acceptable margins; successfully complete commercial testing of new technology and information systems to support new products and services; attract and retain qualified management and other personnel; and meet all of the terms and conditions of our debt obligations. Additional information concerning these and other important factors can be found within Level 3's filings with the Securities and Exchange Commission. Statements in this press release should be evaluated in light of these important factors.

1)  Non-GAAP Metrics
Pursuant to Regulation G, the company is hereby providing a reconciliation of non-GAAP financial metrics to the most directly comparable GAAP measure.

The company provides projections that include non-GAAP metrics that the company deems relevant to management and investors. These non-GAAP metrics are Consolidated Adjusted EBITDA, Communications Gross Margin, Communications Adjusted EBITDA Margin, Unlevered Cash Flow and Consolidated Free Cash Flow. The following reconciliations of these non-GAAP financial metrics to GAAP include forward-looking statements with respect to the information identified as a projection. Level 3 has made a number of assumptions in preparing our projections, including assumptions as to the components of financial metrics. These assumptions, including dollar amounts of the various components that comprise a financial metric, may or may not prove to be correct. We caution you that these forward-looking statements are only predictions, which are subject to risks and uncertainties including technological uncertainty, financial variations, changes in the regulatory environment, industry growth and trend predictions. Please see the company's Annual Report on Form 10-K for a description of these risks and uncertainties.

In order to provide projections with respect to non-GAAP metrics, we are required to indicate a range for GAAP measures that are components of the reconciliation of the non-GAAP metric. The provision of these ranges is in no way meant to indicate that the company is explicitly or implicitly providing projections on those GAAP components of the reconciliation. In order to reconcile the non-GAAP financial metric to GAAP, the company has to use ranges for the GAAP components that arithmetically add up to the non-GAAP financial metric. While the company feels reasonably comfortable about the projections for its non-GAAP financial metrics, it fully expects that the ranges used for the GAAP components will vary from actual results. We will consider our projections of non-GAAP financial metrics to be accurate if the specific non-GAAP metric is met or exceeded, even if the GAAP components of the reconciliation are different from those provided in an earlier reconciliation.

Communications Gross Margin ($) is defined as communications revenue less communications cost of revenue from the consolidated condensed statements of operations.

Cost of Revenue for the communications business includes leased capacity, right-of-way costs, access charges and other third party circuit costs directly attributable to the network, as well as costs of assets sold pursuant to sales-type leases. Cost of revenue also includes satellite transponder lease costs, package delivery costs and blank tape media costs attributable to the video business.

Communications Gross Margin (%) is defined as communications gross margin ($) divided by communications revenue. Management believes that communications gross margin is a relevant metric to provide to investors, as it is a metric that management uses to measure the margin available to the company after it pays third party network services costs; in essence, a measure of the efficiency of the company's network.

Communications Gross Margin               Q107               Q406
($ in millions)
Communications Revenue                   $1,037              $830
Communications Cost of Revenue            $450               $311
Communications Gross Margin ($)           $587               $519
Communications Gross Margin (%)           57%                63%


Consolidated Adjusted EBITDA is defined as net income/(loss) from the consolidated condensed statements of operations before gain/(loss) from discontinued operations, income taxes, total other income/(expense), non-cash impairment charges, depreciation and amortization and non-cash stock compensation expense.

Communications Adjusted EBITDA Margin is defined as Communications Adjusted EBITDA divided by communications revenue.

Management believes that Consolidated Adjusted EBITDA and Communications Adjusted EBITDA Margins are relevant and useful metrics to provide to investors, as they are an important part of the Company's internal reporting and are key measures used by Management to evaluate profitability and operating performance of the Company and to make resource allocation decisions. Management believes such measures are especially important in a capital-intensive industry such as telecommunications. Management also uses Consolidated Adjusted EBITDA and Communications Adjusted EBITDA Margin to compare the company's performance to that of its competitors. Management has adjusted consolidated EBITDA to eliminate certain non-cash and non-operating items in order to consistently measure from period to period its ability to fund capital expenditures, fund growth, service debt and determine bonuses. Consolidated Adjusted EBITDA excludes non-cash impairment charges and non-cash stock compensation expense because of the non-cash nature of these items. Consolidated Adjusted EBITDA also excludes interest income, interest expense, income taxes and gain (loss) on extinguishment of debt because these items are associated with the company's capitalization and tax structures. Consolidated Adjusted EBITDA also excludes depreciation and amortization expense because these non-cash expenses reflect the impact of capital investments which management believes should be evaluated through consolidated free cash flow. Consolidated Adjusted EBITDA excludes other, net because these items are not related to the primary operations of the Company.

There are limitations to using non-GAAP financial measures, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from the company's calculations. Additionally, this financial measure does not include certain significant items such as interest income, interest expense, income taxes, depreciation and amortization, non-cash impairment charges, non-cash stock compensation expense, gain/(loss) on early extinguishment of debt and net other income/(expense). Consolidated Adjusted EBITDA and Communications Adjusted EBITDA Margin should not be considered a substitute for other measures of financial performance reported in accordance with GAAP.

Consolidated Adjusted EBITDA
Three Months Ended March 31, 2007                              Comm-        Information
($ in millions)                                             unications        Services        Other     Consolidated
Net Earnings (Loss)                                           ($647)            $--            $--        ($647)
(Income) Loss from Discontinued Operations                      $--             $--            $--          $--
Income Tax (Benefit) Expense                                    $1              $--            $1           $2
Total Other (Income) Expense                                   $570             $--            $--         $570
Non-Cash Impairment Charge                                      $--             $--            $--          $--
Depreciation and Amortization Expense                          $220             $--            $1          $221
Non-Cash Stock Compensation Expense                             $24             $--            $--          $24
Consolidated Adjusted EBITDA                                   $168             $--            $2          $170



Consolidated Adjusted EBITDA
Three Months Ended December 31, 2006                       Communications  Information                    Con-
($ in millions)                                                               Services        Other      solidated
Net Earnings (Loss)                                           ($243)            $--            $6         ($237)
(Income) Loss from Discontinued Operations                      $--             $--            $--          $--
Income Tax (Benefit) Expense                                    $4              $--            $--          $4
Total Other (Income) Expense                                   $194             $--           ($1)         $193
Non-Cash Impairment Charge                                      $--             $--            $--          $--
Depreciation and Amortization Expense                          $199             $--           ($2)         $197
Non-Cash Stock Compensation Expense                             $32             $--            $--          $32
Consolidated Adjusted EBITDA                                   $186             $--            $3          $189


Consolidated Adjusted EBITDA
Three Months Ended March 31, 2006                          Comm-unications  Information                    Con-
($ in millions)                                                               Services        Other      solidated
Net Earnings (Loss)                                           ($166)            ($2)           $--        ($168)
(Income) Loss from Discontinued Operations                      $--              $2            $--          $2
Income Tax (Benefit) Expense                                   ($1)             $--            $--         ($1)
Total Other (Income) Expense                                   $111             $--           ($1)         $110
Non-Cash Impairment Charge                                      $3              $--            $--          $3
Depreciation and Amortization Expense                          $186             $--            $1          $187
Non-Cash Stock Compensation Expense                             $14             $--            $--          $14
Consolidated Adjusted EBITDA                                   $147             $--            $--         $147

Communications Adjusted EBITDA Margin
($ in millions)                             Q107                    Q406
Communications Revenue                     $1,037                   $830
Communications Adjusted EBITDA              $168                    $186
Communications Adjusted EBITDA Margin       16%                     22%


Projected Consolidated Adjusted EBITDA               Consolidated
Three Months Ended June 30, 2007                        Range
($ in millions)
                                             Low                     High
Net Earnings (Loss)                         ($205)                  ($165)
Total Other (Income) Expense                 $135                    $125
Depreciation and Amortization Expense        $230                    $215
Non-Cash Stock Compensation Expense          $20                     $25
Consolidated Adjusted EBITDA                 $180                    $200




Projected Consolidated Adjusted EBITDA            Consolidated
Twelve Months Ended December 31, 2007                Range
($ in millions)
                                          Low                     High
Net Earnings (Loss)                     ($1,120)                ($1,020)
Total Other (Income) Expense              $970                    $950
Depreciation and Amortization Expense     $915                    $875
Non-Cash Stock Compensation Expense       $95                     $115
Consolidated Adjusted EBITDA              $860                    $920



Projected Consolidated Adjusted EBITDA             Consolidated
Twelve Months Ended December 31, 2008                 Range
($ in millions)
                                           Low                     High
Net Earnings (Loss)                       ($395)                  ($195)
Total Other (Income) Expense               $525                    $495
Depreciation and Amortization Expense      $915                    $875
Non-Cash Stock Compensation Expense        $105                    $125
Consolidated Adjusted EBITDA              $1,150                  $1,300


Unlevered Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures, and adding back cash interest paid, less interest income all as disclosed in the consolidated statements of cash flows or the consolidated condensed statements of operations. Management believes that Unlevered Cash Flow is a relevant metric to provide to investors, as it is an indicator of the operational strength and performance of the company and, measured over time, provides management and investors with a sense of the growth pattern of the business.

There are material limitations to using Unlevered Cash Flow to measure the company against some of its competitors as it excludes certain material items such as cash spent on merger and acquisition activity and interest expense. Level 3 does not currently pay a significant amount of income taxes due to net operating losses, and therefore, generates higher cash flow than a comparable business that does pay income taxes. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to accounts receivable and accounts payable. Unlevered Cash Flow should not be used as a substitute for net change in cash and cash equivalents on the consolidated statements of cash flows.

Consolidated Free Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures as disclosed in the consolidated statements of cash flows. Management believes that Consolidated Free Cash Flow is a relevant metric to provide to investors, as it is an indicator of the company's ability to generate cash to service its debt. Consolidated Free Cash Flow excludes cash used for acquisitions or principal repayments.

There are material limitations to using Consolidated Free Cash Flow to measure the company against some of its competitors as Level 3 does not currently pay a significant amount of income taxes due to net operating losses, and therefore, generates higher cash flow than a comparable business that does pay income taxes. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to accounts receivable and accounts payable. This financial measure should not be used as a substitute for net change in cash and cash equivalents on the consolidated statements of cash flows.

Unlevered Cash Flow and Consolidated Free Cash Flow   Unlevered Cash Flow   Consolidated Free
Three Months Ended March 31, 2007                                               Cash Flow
($ in millions)
Net Cash Used in Operating Activities                        ($93)                ($93)
Capital Expenditures                                        ($155)               ($155)
Cash Interest Paid                                           $200                  N/A
Interest Income                                              ($21)                 N/A
Total                                                        ($69)               ($248)


Unlevered Cash Flow and Consolidated Free Cash Flow Three Months      Unlevered Cash Flow   Consolidated Free
Ended December 31, 2006                                                                         Cash Flow
($ in millions)
Net Cash Provided by Operating Activities                                    $112                 $112
Capital Expenditures                                                        ($141)               ($141)
Cash Interest Paid                                                           $114                  N/A
Interest Income                                                              ($20)                 N/A
Total                                                                         $65                 ($29)

                  LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES
                 Consolidated Condensed Statements of Operations
                                   (unaudited)

                                                                                Three Months Ended
                                                                      March 31,     December 31,      March 31,
(dollars in millions, except per share data)                            2007            2006             2006

Revenue:
   Communications                                                          $ 1,037           $ 830            $ 804
   Other                                                                        19              16               18
                                                                                --              --               --
     Total Revenue                                                           1,056             846              822

Costs and Expenses:
   Cost of Revenue                                                             466             324              412
   Depreciation and Amortization                                               221             197              187
   Selling, General and Administrative, including non-cash
     compensation of $24, $32, and $14, respectively                           440             365              276
   Restructuring Charges, including non-cash impairment
     charges of $-, $-, and $3, respectively                                     4               -                4
                                                                                --              --               --
     Total Costs and Expenses                                                1,131             886              879
                                                                             -----             ---              ---

Operating Income (Loss)                                                        (75)            (40)             (57)

Other Income (Loss), net:
   Interest Income                                                              21              20                9
   Interest Expense                                                           (165)           (167)            (150)
   Gain (Loss) on Extinguishment of Debt                                      (427)            (54)              27
   Other Income (Expense)                                                        1               8                4
                                                                                --              --               --
     Other Income (Loss)                                                      (570)           (193)            (110)
                                                                              ----            ----             ----
Loss from Continuing Operations Before Income Taxes                           (645)           (233)            (167)

Income Tax (Expense) Benefit                                                    (2)             (4)               1
                                                                                --              --               --

Loss from Continuing Operations                                               (647)           (237)            (166)

Loss from Discontinued Operations                                                -               -               (2)
                                                                                --              --               --

Net Loss                                                                    $ (647)         $ (237)          $ (168)
                                                                            ======          ======           ======

Basic and Diluted Loss per Share:
   Loss from Continuing Operations                                         $ (0.44)        $ (0.20)         $ (0.20)
   Loss from Discontinued Operations                                             -               -                -
                                                                                --              --               --
   Net Loss                                                                $ (0.44)        $ (0.20)         $ (0.20)
                                                                           =======         =======          =======

Weighted Average Shares Outstanding (in thousands):

   Basic and Diluted                                                     1,469,163       1,176,525          821,918
                                                                         =========       =========          =======

           (c) 2007 by Level 3 Communications, Inc. All rights reserved.

                  LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES
                      Consolidated Condensed Balance Sheets
                                   (unaudited)

                                                                            March 31,    December 31,    March 31,
(dollars in millions)                                                          2007          2006          2006

Assets

Current Assets:
    Cash and cash equivalents                                                      $ 884       $ 1,681         $ 555
    Marketable securities                                                              8           235           412
    Restricted securities                                                             36            46            35
    Accounts receivable, less allowances of $17, $17 and $19, respectively           450           326           402
    Current assets of discontinued operations                                          -             -           398
    Other                                                                            126           101            99
                                                                                     ---           ---            --
Total Current Assets                                                               1,504         2,389         1,901

Property, Plant and Equipment, net                                                 6,675         6,468         5,581

Restricted Securities                                                                 92            90            87

Goodwill and Other Intangibles, net                                                2,217           919           327

Noncurrent Assets of Discontinued Operations                                           -             -           267

Other Assets, net                                                                    147           128           121
                                                                                     ---           ---           ---
                                                                                $ 10,635       $ 9,994       $ 8,284
                                                                                ========       =======       =======

Liabilities and Stockholders' Equity (Deficit)

Current Liabilities:
    Accounts payable                                                               $ 462         $ 391         $ 370
    Current portion of long-term debt                                                 34             5             1
    Accrued payroll and employee benefits                                             74            92            51
    Accrued interest                                                                  94           143           120
    Deferred revenue                                                                 163           142           184
    Current liabilities of discontinued operations                                     -             -           329
    Other                                                                            216           156           118
                                                                                     ---           ---           ---
Total Current Liabilities                                                          1,043           929         1,173

Long-Term Debt, less current portion                                               6,823         7,357         6,357

Deferred Revenue                                                                     776           753           738

Other Liabilities                                                                    579           581           562

Stockholders' Equity (Deficit)                                                     1,414           374          (546)
                                                                                   -----           ---          ----
                                                                                $ 10,635       $ 9,994       $ 8,284
                                                                                ========       =======       =======

          (c) 2007 by Level 3 Communications, Inc. All rights reserved.

                  LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows
                                   (unaudited)

                                                                                              Three Months Ended
                                                                                           March 31,    December 31,    March 31,
(dollars in millions)                                                                        2007           2006           2006

Cash Flows from Operating Activities:
    Net loss                                                                                    $ (647)        $ (237)    $ (168)
    Income from discontinued operations                                                              -              -          2
                                                                                                    --             --         --
      Loss from continuing operations                                                             (647)          (237)      (166)
    Adjustments to reconcile loss from continuing operations to net cash provided by (used in)
    operating activities of continuing operations:
       Depreciation and amortization                                                               221            197        187
       Gain on sale of property, plant and equipment, and other assets                              (1)            (2)        (1)
       (Gain) loss on extinguishment of long-term debt, net                                        427             54        (27)
       Non-cash compensation expense attributable to stock awards                                   24             32         14
       Deferred revenue                                                                             38             (4)       (15)
       Amortization of debt issuance costs                                                           4              4          4
       Accreted interest on discount debt                                                            9             10          9
       Accrued interest on long-term debt                                                          (48)            39         18
       Changes in working capital items net of amounts acquired:
          Receivables                                                                              (35)            30         23
          Other current assets                                                                     (18)            10         (8)
          Payables                                                                                 (13)           (15)        (1)
          Other current liabilities                                                                (53)            (9)       (44)
       Other                                                                                        (1)             3          -
                                                                                                    --             --         --
Net Cash Provided by (Used in) Operating Activities of Continuing Operations                       (93)           112         (7)

Cash Flows from Investing Activities:
    Capital expenditures                                                                          (155)          (141)       (58)
    Advances from discontinued operations, net                                                       -              -        (10)
    Proceeds from sale and maturity of marketable securities                                       280            275          -
    Proceeds from sale of property, plant and equipment                                              2              2          2
    (Increase) decrease in restricted cash and securities, net                                      16              -        (12)
    Acquisitions, net of cash acquired                                                            (626)            (3)       (70)
                                                                                                  ----             --        ---
Net Cash Provided by (Used in) Investing Activities                                               (483)           133       (148)

Cash Flows from Financing Activities:
    Long-term debt borrowings, net of issuance costs                                             2,362          1,249        379
    Proceeds from warrants and stock-based equity plans                                             23              -          -
    Payments on long-term debt, including current portion and refinancing costs                 (2,611)          (543)       (51)
                                                                                                ------           ----        ---
Net Cash Provided by (Used in) Financing Activities                                               (226)           706        328

Net Cash Used in Discontinued Operations                                                             -             (3)       (48)

Effect of Exchange Rates on Cash                                                                     5              2          3
                                                                                                    --             --         --

Net Change in Cash and Cash Equivalents                                                           (797)           950        128

Cash and Cash Equivalents at Beginning of Period (including cash of discontinued operations)     1,681            731        452
                                                                                                 -----            ---        ---

Cash and Cash Equivalents at End of Period (including cash of discontinued operations)           $ 884        $ 1,681      $ 580
                                                                                                 =====        =======      =====

Supplemental Disclosure of Cash Flow Information:
    Cash interest paid                                                                           $ 200          $ 114      $ 119

Total Cash, Current Marketable Securities and Noncurrent Marketable Securities                   $ 892        $ 1,916      $ 967

          (c) 2007 by Level 3 Communications, Inc. All rights reserved.